Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-196093

Prospectus Supplement No. 2
(to Prospectus dated October 27, 2015)

 14,958,633 Shares of Common Stock

This prospectus supplement supplements the prospectus dated October 27, 2015 (the “Prospectus”), as supplemented by prospectus supplement No. 1 dated November 16, 2015, which relates to the resale, from time to time by certain selling stockholders (the “selling stockholders”), of up to an aggregate 14,958,633 shares of our common stock consisting of:

(1)
2,186,847 shares of common stock issued to the selling stockholders pursuant to the conversion of our 8% convertible promissory notes issued in connection with the Bridge Financing (as defined herein);

(2)	225,259 shares of common stock issuable upon the exercise of outstanding warrants (the “Bridge Warrants”) issued to the selling stockholders in connection with the Bridge Financing;
(3)	5,725,325 shares of common stock issued to the selling stockholders in connection with the Unit Financing (as defined herein);
(4)	5,725,325 shares of common stock issuable upon the exercise of outstanding warrants (the “Unit Warrants”) issued to the selling stockholders in connection with the Unit Financing;
(5)
562,346 shares of common stock issuable upon the exercise of outstanding warrants (the “Bridge Incentive Warrants”) issued to certain selling stockholders that invested in both the Bridge Financing and the Unit Financing;

(6)
67,575 shares of common stock issuable upon the exercise of outstanding compensation warrants issued to certain selling stockholders as compensation for services rendered to us in connection with the Bridge Financing; and

(7)
223,286 shares of common stock issuable upon the exercise of outstanding compensation warrants issued to certain selling stockholders as compensation for services rendered to us in connection with the Unit Financing.

(8)
242,670 shares of common stock issued to the selling stockholder pursuant to the conversion of a convertible promissory note and exercise of Note warrant in connection with the Note Conversion (as defined herein).

We will not receive any of the proceeds from the resale of these shares of our common stock by the selling stockholders.  However, upon exercise we will receive the cash exercise price of the Bridge Warrants, the Units Warrants or the Bridge Incentive Warrants.  If compensation warrants are exercised on a cashless basis we will not receive any cash from these exercises.

The selling stockholders may sell or otherwise dispose of the shares covered by the Prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under the Prospectus, is provided in the sections entitled “Selling Stockholders” and “Plan of Distribution” of the Prospectus.

This prospectus supplement incorporates into our Prospectus the information contained in our filing on Form 8-K, filed with the Securities and Exchange Commission on December 10, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is presently quoted on the OTCQB under the symbol “ANTB”. On December 16, 2015, the closing bid price of our common stock was $1.60 per share.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on Page 10 of the Prospectus before deciding whether to invest in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 17, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015

ANTRIABIO, INC.
(Name of registrant in its charter)

Delaware	000-54495	27-3440894
(State or jurisdiction	(Commission File	(IRS Employer
of incorporation or	Number)	Identification No.)
organization)

1450 Infinite Drive
Louisville, CO 80027
 (Address of principal executive offices)

(303) 222-2128
 (Registrant's telephone number)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

SERIES A PREFERRED STOCK OFFERING

On December 10, 2015, AntriaBio, Inc. (the “Company”, “we”, “us” or “our”) announced an initial close (the “Initial Close”) of its offering (the “Offering”) of up to $15,000,000 shares of our Series A Preferred Stock (the “Offered Shares” or the “Series A Preferred Stock”) at a price per Offered Share of $1.95 (the “Series A Purchase Price”) with six accredited investors (each an “Investor” and collectively, the “Investors”).  In connection with the Initial Close of the Offering, we entered into Purchase Agreements (collectively, the “Purchase Agreements”) by and between us and each Investor in which we issued to the Investors an aggregate of 1,025,699 Offered Shares at the Series A Purchase Price.  We received gross cash proceeds of $2,000,115, excluding Placement Agent compensation, transaction costs, fees and expenses in the Initial Close of the Offering.  The material terms of the Series A Preferred Stock are as follows:

Optional Conversion

The Series A Preferred Stock plus accrued but unpaid dividends thereon may be converted at any time, at the option of the holder, into shares of our Common Stock, $0.0001 par value per share (“Common Stock”) at an initial ratio of one share of Common Stock for one share of Series A Preferred Stock, subject to adjustments for stock dividends, splits and the anti-dilution adjustment described in Certificate of Designation of Series A Convertible Preferred Stock of AntriaBio, Inc. (the “Certificate of Designation”) and as summarized herein.

Mandatory Conversion

The shares of Series A Preferred Stock shall automatically convert upon the occurrence of any of the following:

(i)
At any time upon the vote or consent of the holders of two thirds of the voting power of the then outstanding Series A Preferred Stock, all shares of Series A Preferred Stock plus accrued but unpaid dividends thereon shall automatically convert into shares of Common Stock at the then applicable Series A Conversion Price.

(ii)
Upon the Company’s successful listing on the NASDAQ Stock Market or the NYSE MKT; provided, that, Company’s Common Stock trades for at least 30 consecutive trading days at an average daily price of at least 155% of then-existing Series A Conversion Price within one year prior to such listing; or

(iii)	The closing of an underwritten public offering with a price equal to at least 155% of the Series A Conversion Price and gross proceeds to the Company of not less than $15,000,000.

Anti-dilution Adjustment

The Series A Preferred Stock is subject to standard weighted average anti-dilution protection, as well as adjustment for stock splits, stock dividends and similar events.

In the event that we issue additional securities (a “Qualifying Issuance”) at a purchase price less than the then effective Series A Preferred Stock conversion price (initially equal to the Series A Purchase Price (“Series A Conversion Price”), the Series A Conversion Price shall be adjusted in accordance with the following formula:

CP2 = CP1 * (A+B) / (A+C)

Where

CP2 =           Series A Conversion Price in effect immediately after new issue;

CP1           =           Series A Conversion Price in effect immediately prior to new issue;

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A =       Number of shares of Common Stock deemed to be outstanding immediately prior to new issue (includes all shares of outstanding Common Stock, all shares of outstanding preferred stock on an as-converted basis, and all outstanding options on an as-exercised basis; and does not include any convertible securities converting into this round of financing);

B =       Aggregate consideration received by the Company with respect to the new issue divided by CP1; and

C =       Number of shares of stock issued in the subject transaction.

The following issuances shall not trigger anti-dilution adjustment:

Shares of Common Stock or other securities of the Company exercisable for or convertible into Common Stock: (i) issuable as a dividend or distribution on the Series A Preferred Stock; (ii) issued upon the conversion of any debenture, warrant, option, or other convertible security existing as of the date of the initial closing of this Offering; (iii) issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock; and (iv) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any plan approved by the Board of Directors (the “Board of Directors” or “Board”); (v) issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors; (vi) issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing equipment leasing or real property leasing transaction approved by the Board of Directors; (vii) issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; and (viii) issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors; and, further provided, that the securities issued or issuable under clauses (v) through (viii) above do not in the aggregate cumulatively exceed more than 10% of outstanding Common Stock of the Company, on a fully diluted basis.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to receive an amount per share of Series A Preferred Stock equal to the Series A Purchase Price plus declared but unpaid dividends thereon (such amount, in the aggregate, the “Liquidation Preference”). Thereafter, the Series A Preferred Stock participates in distributable proceeds with the Common Stock pro rata on an as-converted basis. The holders of Series A Preferred Stock may convert to Common Stock prior to the liquidation, dissolution or winding up if such conversion would yield a larger payment than the Liquidation Preference.

A merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event (a “Deemed Liquidation Event”), thereby triggering payment of the Liquidation Preference described above unless (i)  the holders of a majority of the then outstanding Series A Preferred Stock elect otherwise or (ii) the potential proceeds to the holder of the Series A Preferred Stock (determined on the overall value of the transaction, including milestones, earn-outs and the like) in any such a transaction would exceed three times (3x) the Series A Conversion Price.

Dividend

Holders of Series A Preferred Stock will be entitled to an annual 6% cumulative dividend which shall be payable quarterly in equal amounts in the form of Series A Preferred Stock. Additional dividends shall be paid only if, when and as declared by the Board of Directors.

Registration Rights

We agreed to undertake, using commercially reasonable efforts, to register the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock on Form S-1 within 90 days of the issuance of the Series A Preferred Stock. If Company fails to undertake to make such registration within 90 days, Company shall pay to each

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holder of Series A Preferred Stock, until Company undertakes to make such registration, a monthly cash payment in the amount of 1% of the aggregate value of all Series A Preferred Stock controlled by such holder. The registration expenses (exclusive of stock transfer taxes, underwriting discounts and commissions) will be borne by the Company.

Maturity

On the date occurring ten (10) years after the issuance of the Series A Preferred Stock, the Series A Preferred Stock shall mature and be redeemed by the Company by means of a cash payment to each holder of Series A Preferred Stock in the amount of the face value of such holder’s Series A Preferred Stock plus accrued but unpaid dividends thereon.

The foregoing description of the Certificate of Designations and the Agent’s Warrants is a summary of the material terms thereof and is qualified in its entirety by the complete text of the Certificate of Designations and the form of the Agent’s Warrants, which are attached as Exhibits 3.1 and 4.1 to this Current Report on Form 8-K, which are incorporated herein by reference.

Placement Agent Compensation

On October 19, 2015, we entered into a Placement Agency Agreement, dated October 19, 2015 (the “Placement Agency Agreement”) with a FINRA registered broker-dealer to serve as our exclusive placement agent (the “Placement Agent”) in connection with the Offering.  The material terms of the Placement Agency Agreement are as follows:

Placement Agent Fee and Expenses

In connection with the sale of Offered Shares, we agreed to pay the Placement Agent a cash Placement Agent’s fee equal to up to seven percent (7%) of the aggregate purchase price paid by investors at each close of the Offering.  In addition, we also agreed to reimburse the Placement Agent for its reasonable out-of-pocket expenses with such expenses not to exceed $40,000 without our written consent.   At the Initial Close, we paid the Placement Agent’s fees and expenses of approximately $105 thousand.

Placement Agent Warrant Compensation

In addition to the Placement Agent’s fees, we agreed to issue to the Placement Agent warrants equal to up to ten percent (10%) of the Offered Shares sold at each close (the “Agent’s Warrants”).  At the Initial Close we issued Agent’s Warrants to the Placement Agent to purchase up to approximately 64 thousand shares of Common Stock of the Company. The exercise price of the Agent’s Warrants is equal to a twenty percent (20%) premium of the Series A Purchase Price of the Offered Shares sold in the Offering. The Agent’s Warrants are exercisable immediately after the date of issuance and shall expire seven and a half (7.5) years after the date of issuance, unless otherwise extended by Company.

Placement Agent Tail Fee

For a period of 18 months following the termination date of the Placement Agency Agreement (the “Tail Period”), we have agreed to pay the Placement Agent tail placement agent’s fee in an amount equal to up to seven percent (7%) of the aggregate purchase price of any securities issued in any subsequent offering (each, a “Subsequent Offering”).

Placement Agent’s Tail Warrant Compensation

We agreed to issue to the Placement Agent the following warrants (“Tail Agent’s Warrants”) as additional compensation in an amount equal to up to ten percent (10%) of the aggregate shares of securities issued in each Subsequent Offering. The Tail Agent’s Warrants will be subject to the same terms and conditions as the Agent’s Warrants.

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RULE 135C NOTICE

The Company is providing this Current Report on Form 8-K in accordance with Rule 135c under the Securities Act of 1933, as amended (“Rule 135c”), and the notice contained herein does not constitute an offer to sell the Company’s securities, and is not a solicitation for an offer to purchase the Company’s securities. Any securities that may be offered pursuant to any agreement related to the Offering  including, but not limited to, the Placement Agency Agreement, any purchase agreement,  subscription agreement or any other agreement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 3.02 Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.  The sale and issuance of the Offered Shares, the Agent’s Warrants and the shares issuable upon the conversion or exercise therein have been determined to be exempt from registration under the U.S. Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.03 Material Modification to Rights of Security Holders

In connection with the offer and sale of Offered Shares, on December 7, 2015, the Company filed the Certificate of Designations with the Secretary of State of the State of Delaware (the “Certificate of Designations”). The Certificate of Designation became effective that same day. The summary of the preferences, rights, and limitations of the Series A Preferred Stock set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03. A copy of the Certificate of Designation is attached to this Current Report on Form 8-K as Exhibit 3.1, and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

As disclosed in Item 3.03, on December 7, 2015, the Company filed the Certificate of Designations, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1, and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 10, 2015, we issued the press release attached hereto as Exhibit 99.1.  In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits

EXHIBIT	DESCRIPTION
3.1	Certificate of Designations
4.1	Form of Agent’s Warrant
10.1*	Form of Purchase Agreement
99.1**	Press Release of AntriaBio, Inc. dated December 10, 2015
*	To be filed with our Quarterly Report on Form 10-Q for the Quarter Ending December 31, 2015.
**	The following exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTRIABIO, INC.

DATE: December 10, 2015	By:	/s/ Nevan Elam
Nevan Elam Chief Executive Officer & Chairman of the Board

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EXHIBIT INDEX

EXHIBIT	DESCRIPTION
3.1	Certificate of Designations
4.1	Form of Agent’s Warrant
10.1*	Form of Purchase Agreement
99.1**	Press Release of AntriaBio, Inc. dated December 10, 2015
*	To be filed with our Quarterly Report on Form 10-Q for the Quarter Ending December 31, 2015.
**	The following exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

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EXHIBIT 3.1

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK OF ANTRIABIO, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, AntriaBio, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.      Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be 15,000,000. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

2.      Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Stock (as defined herein).

3.      Dividends.

(a)       From and after the date of the issuance of any shares of Series A Preferred Stock (which may be issued from time to time on one or more days), the holders of Series A Preferred Stock shall be entitled to receive on the last day of March, June, September and December of each fiscal year of the Corporation beginning December 31, 2015 dividends per share equal to 6.0% per annum of the Series A Original Issue Price (as herein defined), compounded quarterly (the “Accruing Dividends”).  The Accruing Dividends shall be cumulative and shall accrue on a daily basis whether or not declared and whether or not in any fiscal year there are funds legally available for the payment of the Accruing Dividends in such fiscal year, so that if in any fiscal year(s) or part of a fiscal year, Accruing Dividends in whole or in part are not paid upon the Series A Preferred Stock, unpaid Accruing Dividends shall accumulate.  All Accruing Dividends declared upon the Series A Preferred Stock shall be declared pro rata per share and shall be payable in shares of Series A Preferred Stock.  For purposes hereof, the term “Series A Original Issue Price” shall mean $1.95 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Series A Preferred Stock.

(b)       For so long as the Series A Preferred Stock remains outstanding, the Corporation shall not declare, set apart or pay any dividend, whether in cash or other property (other than dividends payable in shares of Junior Stock), upon any common stock of the Corporation (the “Common Stock”) or any other stock ranking with respect to dividends or on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as “Junior Stock”) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock.

4.      Liquidation.

(a)       In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the foregoing events, together with those specified in Section 4(c), being referred to as the “Liquidating Events”, and each individually as a “Liquidating Event”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as “Senior Preferred Stock”) upon such Liquidating Event, and before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount in cash equal to the sum of (A) the Series A Original Issue Price and (B) any Accruing Dividends accrued but unpaid thereon (whether or not declared), together with any other dividends declared but unpaid thereon (such per share amount, the “Series A Liquidation Amount”).  If upon any such Liquidating Event the remaining assets of the Corporation available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b)       After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and any other series of Preferred Stock ranking prior and in preference to the Common Stock upon a Liquidating Event, the holders of the Junior Stock then outstanding and the holders of Series A Preferred Stock (on an as-converted basis) shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders, according to liquidation preferences applicable to such Junior Stock.

(c)       Notwithstanding Section 4(a), holders of shares of Series A Preferred Stock shall have the option to convert their shares of Series A Preferred Stock based on the existing Conversion Rate (as defined herein) prior to a Deemed Liquidation Event (as defined herein) in the event such conversion would yield a larger liquidation preference than the Series A Liquidation Amount.

(d)       For purposes of this Section 4, in addition to the Liquidating Events described in Section 4(a) above, each of the following transactions (each, a “Deemed Liquidation Event”) shall be deemed to be a Liquidating Event unless such deemed characterization is waived in accordance with Section 10:

(i)
a merger, consolidation or share exchange in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party, and the Corporation issues shares of its capital stock or other securities pursuant to such merger or consolidation, other than any merger or consolidation involving the Corporation or a direct or indirect subsidiary of the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock or other equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power and liquidation distributions, of the capital stock or other equity securities of (1) the surviving or resulting corporation, limited liability company, partnership, association, joint-stock corporation, trust or other form of business entity (each sometimes referred to herein as a “Party” or “Person”) or (2) if the surviving or resulting Party is a wholly owned subsidiary of another Party immediately following such merger or consolidation, the parent entity of such surviving or resulting; or

(ii)
the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to (A) a direct or indirect wholly owned subsidiary of the Corporation or (B) an entity that is majority owned (by voting power or liquidation distributions) immediately following such sale, lease, transfer, exclusive license or other disposition by the holders of shares of capital stock of the Corporation outstanding immediately prior to such sale, lease, transfer exclusive license or other disposition that represent, or are convertible into or exchangeable for shares of capital stock or other equity securities of the Corporation that represent, at least a majority (by voting power or liquidation distributions) of the capital stock or other equity securities of the Corporation.

(e)       Notwithstanding anything to the contrary in this Certificate of Designations, the Corporation is required to pay the Series A Liquidation Amount upon a Deemed Liquidation Event unless:

(i)	the holders of a majority of the then outstanding Series A Preferred Stock elect otherwise; or

(ii)
the potential proceeds to the holder of the Series A Preferred Stock (determined on the overall value of the transaction, including milestones, earn-outs and the like) in any such a transaction would exceed three times (3x) the Series A Conversion Price (as defined herein.

5.      Conversion.

5.1        Optional Conversion.

(a)       Each share of Series A Preferred Stock may be converted at any time and without the payment of additional consideration by the holder thereof, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the Series A Original Issue Price by the Conversion Price in effect at the time of conversion (the “Conversion Rate”); provided, that the right of conversion shall terminate at the close of business on the full business day immediately preceding the date fixed for the redemption of the Series A Preferred Stock under Section 8 or the date a Liquidating Event occurs, unless the Corporation fails to satisfy its redemption obligations on such date or such Liquidating Event does not occur on such date, in which case such conversion rights shall remain in effect.  The initial conversion price, subject to adjustment as provided herein, is equal to $1.95 (the “Conversion Price”).  Accordingly, the initial Conversion Rate for the Series A Preferred Stock shall be one share of Common Stock for each one share of Series A Preferred Stock surrendered for conversion.  The applicable Conversion Rate and Conversion Price from time to time in effect are subject to adjustment as hereinafter provided.

(b)       The Corporation shall not issue fractional shares of Common Stock upon conversion of Series A Preferred Stock.  If any fraction of a share of Common Stock would be issuable upon conversion of any Series A Preferred Stock, the Corporation shall in lieu thereof round up to the next whole share of Common Stock.

(c)       In order to exercise the conversion privilege, the holder of any Series A Preferred Stock to be converted shall surrender his, her or its certificate(s) therefor (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the principal office of the transfer agent for the Series A Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Series A Preferred Stock represented by such certificate(s), or any number thereof.  Such notice shall also state the name(s) (with address) in which the certificate(s) for shares of Common Stock issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series A Preferred Stock or shares of Common Stock upon conversion thereof.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument(s) of transfer, in form reasonably satisfactory to the Corporation, duly authorized in writing.  The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificate(s) (or lost certificate affidavit and agreement) and notice shall be the conversion date, and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.  As soon as practicable after receipt of such notice and the surrender of the certificate(s) for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, (i) a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, and (ii) if less than all shares of Series A Preferred Stock represented by the certificate(s) so surrendered are being converted, a residual certificate or certificates representing the shares of Series A Preferred Stock not converted.

(d)        The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the certificate of incorporation.  Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

(e)       All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only for the right of the holder thereof to receive shares of Common Stock in exchange therefor.  Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

5.2        Mandatory Conversion

(a)       Upon the occurrence of , (i) the vote or consent of the holders of two-thirds of the voting power of the then outstanding Series A Preferred Stock to convert, (ii) the Corporation’s successful listing on the NASDAQ Stock Market or the NYSE MKT, provided, that, the Corporation’s Common Stock trades for at least thirty (30) consecutive trading days at an average daily price of at least 155% of the then-existing Conversion Rate  or (iii) the completion of an underwritten public offering with a public offering price equal to at least 155% of the Conversion Rate with gross proceeds to the Corporation of at least $15,000,000 (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (A) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Rate and (B) such shares may not be reissued by the Corporation.

(b)       All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5.2.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate(s) for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument(s) of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series A Preferred Stock converted pursuant to 5.2 (a), including the rights, if any, to receive the Accruing Dividend, notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder(s) thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate(s) of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this 5.2 (b).  As soon as practicable after the Mandatory Conversion Time and the surrender of certificate(s) (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.  Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6.      Anti-Dilution Provisions.

6.1        Special Definitions.  For purposes of this Section 6 of this Certificate of Designations, the following definitions shall apply:

(a)       “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6.3 below, deemed to be issued) by the Corporation after  the Series A Original Issue Date, other than (1) the following shares of Common Stock, (2) Options or Convertible Securities issued on or before the Series A Original Issue Date and shares of Common Stock issued pursuant to such Options and Convertible Securities, and (3) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock;

(ii)	shares of Common Stock issued on the conversion of any Convertible Security or Option existing as of the date of the initial closing of the offering to issue Series A Preferred Stock;

(iii)	shares of Common Stock issuable upon a stock split, stock dividend or any subdivision of shares of Common Stock;

(iv)
shares of Common Stock, Options or Convertible Securities issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to any equity incentive plan approved by the Board;

(v)
shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;

(vi)
shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(vii)
shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board; and

(viii)
shares of Common Stock, Options or Convertible Securities issued pursuant to an acquisition of another corporation by the Company  by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board.

Notwithstanding the foregoing, the securities issued or issuable under clauses (v) through (viii) above may not in the aggregate cumulatively exceed more than ten percent (10%) of the outstanding Common Stock of the Corporation on a fully diluted basis.

(b)       “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c)       “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(d)       “Series A Original Issue Date” shall mean November 19, 2015.

6.2        No Adjustment of Conversion Price.  No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

6.3        Deemed Issue of Additional Shares of Common Stock.

(a)       If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)       If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 6.4, are revised as a result of an amendment to such terms or any other adjustment (including an accreting dividend or liquidation preference that adjusts the applicable conversion rate or number of shares issuable pursuant to such Option or Convertible Security) pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lesser of (A) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (B) the adjusted Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)       If the terms of any Option or Convertible Security (excluding Options which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 6.4 (either because the consideration per share (determined pursuant to Section 6.5)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 6.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)       Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted

(either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 6.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)       If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 6.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (i) and (ii) of this Section 6.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 6.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

6.4        Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)	“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(ii)	“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(iii)
“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of any Options immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock) immediately prior to such issue (assuming exercise of any outstanding Options therefor));

(iv)	“B” shall mean the aggregate consideration received by the Corporation with respect to the new issued divided by CP1; and

(v)	“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

6.5        Determination of Consideration.  For purposes of this Section 6, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)       Cash and Property.  Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)
in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)       Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)
the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)
the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

6.6        Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 6.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

6.7        Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

6.8        Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(a)       the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)       the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (1) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (2) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock pursuant to Section 5 on the date of such event.

6.9        Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock pursuant to Section 5 on the date of such event.

6.10        Adjustment for Merger or Reorganization, etc.  Subject to, and without limiting, the provisions of Section 3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction otherwise covered by this Section 6 or a Liquidating Event), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.  For the avoidance of doubt, nothing in this Section 6.10 shall be construed as preventing the holders of Series A Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the Delaware General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Section 6.10 be deemed conclusive evidence of the fair value of the shares of Series A Preferred Stock in any such appraisal proceeding.

6.11        Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable (but in any event not later than ten days (10 days)) thereafter compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten days (10 days) thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

6.12        Notice of Record Date.  In the event the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Liquidating Event or a Deemed Liquidation Event; or of the voluntary or involuntary dissolution, liquidation or winding-

up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock.  Such notice shall be sent as promptly as practicable and in any event at least ten days (10 days) prior to the record date or effective date for the event specified in such notice.

7.      Voting.

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible pursuant to this Certificate of Designations as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

8.      Redemption.

8.1        General. Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to the Series A Original Issue Price per share, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Redemption Price”), in three (3) annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after ten (10) years from the Series A Original Issue Date, from the holders of at least 55% of the then outstanding shares of Series A Preferred Stock, of written notice requesting redemption of all shares of Series A Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders.  The date of each such installment shall be referred to as a “Redemption Date.”  On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each holder, that number of outstanding shares of Series A Preferred Stock determined by dividing (i) the total number of shares of Series A Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies.  If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

8.2        Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock not less than forty (40) days prior to each Redemption Date.  Each Redemption Notice shall state:

(a)       the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)       the Redemption Date and the Redemption Price;

(c)       the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5.1); and

(d)       for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

8.3        Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

8.4        Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such  certificate or certificates therefor.

8.5        Redeemed or Otherwise Acquired Shares.  Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

9.      Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation.

10.      Amendment and Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock and obligations of the Corporation set forth herein may be waived or amended on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this December 7, 2015.
ANTRIABIO, INC.
By: /s/ Nevan Elam Name: Nevan Elam Title: Chief Executive Officer

EXHIBIT 4.1

Warrant Number N-_____

THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SHARES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE.  THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE THEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE. THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS SUCH TRANSACTION IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR THE COMPANY IS PROVIDED WITH AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, ASSIGNMENT, PLEDGE OR OTHER TRANSFER IS IN COMPLIANCE WITH EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO TRANSFER OF ANY INTEREST IN THIS WARRANT OR THE SECURITIES PURCHASABLE UPON EXERCISE MAY BE EFFECTED WITHOUT FIRST SURRENDERING THIS WARRANT OR SUCH SECURITIES, AS THE CASE MAY BE, TO THE COMPANY OR ITS TRANSFER AGENT, IF ANY.

Warrant to Purchase
Shares of
Common Stock
As Herein Described

_______, 2015

WARRANT TO PURCHASE COMMON STOCK OF

ANTRIABIO, INC.

This is to certify that, for value received, _________, or a proper assignee (the “Holder”), is entitled to purchase up to ______ shares (“Warrant Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of AntriaBio, Inc., a Delaware corporation (the “Company”), subject to the provisions of this Warrant Number N-_____ from the Company.  This Warrant shall be exercisable at $2.34 per share (the “Exercise Price”). This Warrant also is subject to the following terms and conditions:

1.           Exercise and Payment; Exchange.

(a)           Exercise of Warrant. This Warrant may be exercised in whole or in part at any time from and after the date hereof through 5:00 p.m., seven and a half (7.5) years after the date hereof (the “Expiration Date”), at which time this Warrant shall expire and become void, but if such date is a day on which federal or state chartered banking institutions located in the State of Delaware are authorized to close, then on the next succeeding day which shall not be such a day. Exercise shall be by presentation and surrender to the Company, or at the office of any transfer agent designated by the Company (the “Transfer Agent”), of (i) this Warrant, (ii) the attached exercise form properly executed, and (iii) a certified or official bank check for the Exercise Price for the number of shares of Common Stock issuable upon exercise of this Warrant specified in the exercise form. If this Warrant is exercised in part only, the Transfer Agent shall, upon surrender of the Warrant, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the remaining number of Warrant Shares purchasable hereunder. Upon receipt by the Company of this Warrant in proper form for exercise, accompanied by payment as aforesaid, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder.

(b)           Net Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one Warrant Share is greater than the Exercise Price (at the date of calculation set forth below), in lieu of exercising this Warrant by cash payment, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Company or the Transfer Agent, if any, together with the properly executed attached exercise form, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X = Y (A-B)
A

Where            X = the number of Warrant Shares to be issued to the Holder

Y = the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A = the fair market value of one Warrant Share (at the date of such calculation)

B = Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one Warrant Share shall be (a) the closing price of the Company’s Warrant Shares on a national securities exchange or the over-the-counter market on the trading day immediately prior to the date of exercise; provided that if such date is a day on which federal or state chartered banking institutions located in the State of Delaware are authorized to close, then on the next succeeding day which shall not be such a day; or (b) if no such market price exists, determined by the Company’s Board of Directors in good faith.

(c)            Conditions to Exercise or Exchange. The restrictions in Section 7 shall apply, to the extent applicable by their terms, to any exercise or exchange of this Warrant permitted by this Section 1.

2.           Reservation of Shares. The Company shall, at all times until the Expiration Date, reserve for issuance and delivery upon exercise of this Warrant the number of Warrant Shares which shall be required for issuance and delivery upon exercise of this Warrant.

3.           Fractional Interests. The Company shall not issue any fractional shares or scrip representing fractional shares upon the exercise or exchange of this Warrant. With respect to any fraction of a share resulting from the exercise or exchange hereof, the Company shall round up to the next whole Warrant Share.

4.           No Rights as Shareholder. This Warrant shall not entitle the Holder to any rights as a shareholder of the Company, either at law or in equity. The rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

5.           Adjustments in Number and Exercise Price of Warrant Shares.

        5.1        The number of shares of Common Stock for which this Warrant may be exercised and the Exercise Price therefor shall be subject to adjustment as follows:

(a)            If the Company is recapitalized through the subdivision or combination of its outstanding shares of Common Stock into a larger or smaller number of shares, the number of shares of Common Stock for which this Warrant may be exercised shall be increased or reduced, as of the record date for such recapitalization, in the same proportion as the increase or decrease in the outstanding shares of Common Stock, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all of the Warrant Shares issuable hereunder immediately after the record date for such recapitalization shall equal the aggregate amount so payable immediately before such record date.

(b)            If the Company declares a dividend on Common Stock payable in Common Stock or securities convertible into Common Stock, the number of shares of Common Stock for which this Warrant may be exercised shall be increased as of the record date for determining which holders of Common Stock shall be entitled to receive such dividend, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable upon conversion of all such securities convertible into Common Stock) of Common Stock as a result of such dividend, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Warrant Shares issuable hereunder immediately after the record date for such dividend shall equal the aggregate amount so payable immediately before such record date.

(c)            If the Company distributes to holders of its Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs any evidence of indebtedness, or any of its assets (other than cash, Common Stock or securities convertible into

Common Stock), the Company shall give written notice to the Holder of any such distribution at least thirty (30) days prior to the proposed record date in order to permit the Holder to exercise this Warrant on or before the record date.  There shall be no adjustment in the number of shares of Common Stock for which this Warrant may be exercised, or in the Exercise Price, by virtue of any such distribution.

(d)            If the Company offers rights or warrants generally to the holders of Common Stock which entitle them to subscribe to or purchase additional Common Stock or securities convertible into Common Stock, the Company shall give written notice of any such proposed offering to the Holder at least thirty (30) days prior to the proposed record date in order to permit the Holder to exercise this Warrant on or before such record date. There shall be no adjustment in the number of shares of Common Stock for which this Warrant may be exercised, or in the Exercise Price, by virtue of any such distribution.

(e)           If the event, as a result of which an adjustment is made under paragraph (a) or (b) above, does not occur, then any adjustments in the Exercise Price or number of shares issuable that were made in accordance with such paragraph (a) or (b) shall be adjusted to the Exercise Price and number of shares as were in effect immediately prior to the record date for such event.

5.2            In the event of any reorganization or reclassification of the outstanding shares of Common Stock (other than a change in par value or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination), or in the event of any consolidation or merger of the Company with or into another entity, or in the event of a sale of all or substantially all of the Company’s assets to another person or entity, at any time prior to the expiration of this Warrant, upon subsequent exercise of this Warrant the Holder shall have the right to receive the same kind and number of shares of common stock and other securities, cash or other property as would have been distributed to the Holder upon such reorganization, reclassification, consolidation or merger had the Holder exercised this Warrant immediately prior to such reorganization, reclassification, consolidation, merger, or asset sale appropriately adjusted for any subsequent event described in this Section 5. The Holder shall pay upon such exercise the Exercise Price that otherwise would have been payable pursuant to the terms of this Warrant. If any such reorganization, reclassification, consolidation or merger results in a cash distribution in excess of the then applicable Exercise Price, the holder may, at the Holder’s option, exercise this Warrant under Section 1(b) of this Warrant. In the event of any such reorganization, merger or consolidation, the corporation formed by such consolidation or merger or the corporation which shall have acquired the assets of the Company shall execute and deliver a supplement hereto to the foregoing effect, which supplement shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Warrant.

5.3            If the Company shall, at any time before the expiration of this Warrant, dissolve, liquidate or wind up its affairs, the Holder shall have the right to receive upon exercise of this Warrant, in lieu of the shares of Common Stock of the Company that the Holder otherwise would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such Common Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up results in any cash distribution in excess of the Exercise Price provided by this Warrant, the Holder may, at the Holder’s option, exercise this Warrant without making payment of the Exercise Price and, in such case, the Company shall, upon distribution to the Holder, consider the Exercise Price to have been paid in full and, in making settlement to the Holder, shall deduct an amount equal to the Exercise Price from the amount payable to the Holder.

5.4            The form of this Warrant need not be changed because of any adjustment in the number of Warrant Shares pursuant to this Section 5, and, whenever such an adjustment is made, the Company shall promptly deliver to Holder a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such an adjustment.

6.           Notices to Holder. So long as this Warrant shall be outstanding (a) if the Company shall pay any dividends or make any distribution upon the Common Stock otherwise than in cash or (b) if the Company shall offer generally to the holders of Common Stock the right to subscribe to or purchase any shares of any class of Common Stock or securities convertible into Common Stock or any similar rights or (c) if there shall be any capital reorganization of the Company in which the Company is not the surviving entity, recapitalization of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or other transfer of all or substantially all of the property and assets of the Company, or voluntary or involuntary dissolution, liquidation or winding up of the Company, then in such event, the Company shall cause to be mailed to the Holder, at least thirty (30) days prior to the relevant date described below (or such shorter period as is reasonably possible if thirty (30) days is not reasonably possible), a notice containing a description of the proposed action and stating the date or expected date on which a record of the Company’s shareholders is to be taken for the purpose of any such dividend, distribution of rights, or such reclassification, reorganization, consolidation, merger, conveyance, lease or transfer, dissolution, liquidation or winding up is to take place and the date or expected date, if any is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such event.

7.           Transfer, Exercise, Exchange, Assignment or Loss of Warrant, Warrant Shares or Other Securities.

7.1            This Warrant may be transferred, exercised, exchanged or assigned (“transferred”), in whole or in part, subject to the following restrictions. This Warrant and the Warrant Shares or any other securities (“Other Securities”) received upon exercise of this Warrant shall be subject to restrictions on transferability until registered under the Securities Act of 1933, as amended (the “Securities Act”), unless an exemption from registration is available. Until this Warrant and the Warrant Shares or Other Securities are so registered, this Warrant and any certificate for Warrant Shares or Other Securities issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, stating that this Warrant  the Warrant Shares or Other Securities may not be sold, transferred or otherwise disposed of unless, in the opinion of counsel satisfactory to the

Company, which may be counsel to the Company, that this Warrant, the Warrant Shares or Other Securities may be transferred without such registration. This Warrant and the Warrant Shares or Other Securities may also be subject to restrictions on transferability under applicable state securities or blue sky laws. Until this Warrant and the Warrant Shares or Other Securities are registered under the Securities Act, the Holder shall reimburse the Company for its expenses, including attorneys’ fees, incurred in connection with any transfer or assignment, in whole or in part, of this Warrant or any Warrant Shares or Other Securities.

7.2           Until this Warrant, the Warrant Shares or Other Securities are registered under the Securities Act, the Company may require, as a condition of transfer of this Warrant, the Warrant Shares, or Other Securities, that the transferee (who may be the Holder in the case of an exercise or exchange) represent that the securities being transferred are being acquired for investment purposes and for the transferee’s own account and not with a view to or for sale in connection with any distribution of the security.

7.3           Any transfer permitted hereunder shall be made by surrender of this Warrant to the Company or to the Transfer Agent at its offices with a duly executed request to transfer the Warrant, which shall provide adequate information to effect such transfer and shall be accompanied by funds sufficient to pay any transfer taxes applicable. Upon satisfaction of all transfer conditions, the Company or Transfer Agent shall, without charge, execute and deliver a new Warrant in the name of the transferee named in such transfer request, and this Warrant promptly shall be cancelled.

7.4           Upon receipt by the Company of evidence satisfactory to it of loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of reasonable satisfactory indemnification, or, in the case of mutilation, upon surrender of this Warrant, the Company will execute and deliver, or instruct the Transfer Agent to execute and deliver, a new Warrant of like tenor and date, any such lost, stolen or destroyed Warrant thereupon shall become void.

8.           Representations and Warranties of the Holder.  The Holder hereby represents and warrants to the Company with respect to the issuance of the Warrant as follows:

8.1           Experience.  The Holder has substantial experience in evaluating and investing in securities in companies similar to the Company so that such Holder is capable of evaluating the merits and risks of such Holder’s investment in the Company and has the capacity to protect such Holder’s own interests.

8.2           Investment.  The Holder is acquiring this Warrant (and the Warrant Shares issuable upon exercise of this Warrant) for investment for such Holder’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  The Holder understands that this Warrant (and the Warrant Shares issuable upon exercise of the Warrant) have not been registered, nor does the Company have any contractual obligation to register the Warrant or Warrant Shares under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein.  The Holder further understands that, at the time

Holder wishes to sell the Warrant Shares, there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not have filed all reports and other materials required under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, other than Form 8-K reports, during the preceding 12 months, and that, in such event, because the Company may have been a “shell company” as contemplated under Rule 144(i), Rule 144 will not be available to the Holder.

8.3           Held Indefinitely.  The Holder acknowledges that this Warrant (and the Warrant Shares issuable upon exercise of this Warrant) must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

8.4           Accredited Holder.  The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

8.5           Legends.  The Holder understands and acknowledges that the certificate(s) evidencing the securities issued by the Company will be imprinted with a restrictive legend as referenced in Section 7.1 above.

8.6           Authorization.  This Warrant and the agreements contemplated hereby, when executed and delivered by the Holder, will constitute a valid and legally binding obligation of the Holder, enforceable in accordance with their respective terms.

9.           Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or mailed, certified, return-receipt requested, postage prepaid to the address set forth on the signature page below. Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified below for such party. If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, properly addressed as aforementioned, the same shall be deemed served or delivered seventy-two (72) hours after mailing thereof. If any notice is sent by fax or email to a party, it will be deemed to have been delivered on the date the fax or email thereof is actually received, provided the original thereof is sent by certified mail, in the manner set forth above, within twenty-four (24) hours after the fax or email is sent.

10.           Amendment.  Any provision of this Warrant may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

11.           Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

12.           Securities Registration.

12.1           In the event, Company proposes to register any shares of Common Stock under the Securities Act, for sale or re-sale to the general public solely for cash on a form that also permits the re-sale of Warrant Shares (the “Registrable Shares”), the Company will (i) promptly give to Holder written notice thereof and (ii) use commercially reasonable efforts to include in such registration and in a related underwriting, if any, all Registrable Shares specified in a written request by Holder, which request must be received by the Company within 15 days of notice from Company of the intent to register Shares, and, subject to the following subsection,  Holder shall be entitled to participate in a maximum of one such registration.  All expenses of registration will be borne by the Company, except that Holder will be responsible for all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel or other advisers for such Holder.  As a condition to any registration hereunder, Holder must promptly furnish in writing to the Company (and in any event within 10 days of request) such information regarding Holder and the distribution proposed by Holder as the Company may request and as may be required in connection with any registration, qualification, or efforts to comply with applicable laws, rules and regulations, and to execute such documents in connection with such registration as the Company may reasonably request, and will be solely responsible therefor.  If a registration statement (the “Registration Statement”) is proposed to be filed by the Company under the Securities Act, in connection with a private placement of securities and Holder requests that the Registrable Shares be included in that registration, Holder shall be subject to the same terms and conditions with regard to the Company’s obligations to register such Registrable Shares as other holders of securities being registered pursuant to such Registration Statement.  The Company will take all necessary actions and make all necessary filings to keep the Registration Statement registering the Registrable Shares effective for a period that extends from the first date on which the Securities and Exchange Commission issues an order of effectiveness in relation to the Registration Statement until such date as the Company’s counsel issues a legal opinion asserting that the Registrable Shares are available for resale under Rule 144 of the Securities Act.

12.2           If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company will so advise Holder as a part of the written notice given under the preceding subsection.  In that case, the right of Holder to registration will be conditioned on Holder’s participation in such underwriting and all persons proposing to distribute Registrable Shares through such underwriting will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  If the underwriter of the offering determines that marketing factors require a limitation on the number of Registrable Securities to be sold for the account of persons other than the Company, the Company will be required to include in the relevant offering and registration only so many of such Registrable Shares, in addition to any shares of Common Stock to be offered by the Company, as the underwriter believes in good faith would not adversely affect the distribution of the securities to be registered and sold by the Company.  If Holder participates in a registration, Holder will not, if so requested by the Company and an underwriter of securities of the Company, sell or otherwise transfer or dispose of any other securities of the Company other than pursuant to the registration statement for a period not to exceed 180 days.

IN WITNESS WHEREOF, the Company and the Holder have executed this Warrant on the respective dates set forth below.

HOLDER

Date: _____________
Name :

ANTRIABIO, INC.

Date: _____________	By:
Name: Nevan Elam
Title : Chief Executive Officer

EXHIBIT 99.1

AntriaBio Announces First Close of Private Placement Transaction

Financing Round Led By Insiders

LOUISVILLE, CO – 12/10/15 – AntriaBio, Inc. (“AntriaBio” or the “Company”) (OTCQB: ANTB), a biopharmaceutical corporation developing novel extended release therapies, announced today that it has closed an initial $2 million round of a planned $15 million private placement transaction (the “Transaction”). AntriaBio will use the proceeds from the Transaction for general corporate purposes, including Phase 1 clinical studies for AB101, a once-weekly basal insulin for patients with type 1 and type 2 diabetes.

Under the terms of the Transaction, the Company is issuing up to 7,692,308 shares of Series A Preferred Stock to institutions and accredited investors at $1.95 per share. The initial close of the Transaction conducted today included the participation of members of the Company’s management team and Board of Directors, as well as other accredited investors.

The securities sold in the financing have not been registered under the United States Securities Act of 1933, as amended ("Securities Act"), and may not be offered or sold in the US absent registration or an applicable exemption from registration requirements.

THIS PRESS RELEASE IS BEING ISSUED PURSUANT TO RULE 135C UNDER THE SECURITIES ACT AND DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES, NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE. ANY OFFERING OF THE SECURITIES UNDER THE RESALE REGISTRATION STATEMENT WILL ONLY BE BY MEANS OF A PROSPECTUS.

About AntriaBio, Inc.
AntriaBio is a biopharmaceutical company that develops novel extended release therapies by combining proprietary formulation and manufacturing capabilities with well-known molecules to significantly improve standards of care. AntriaBio's lead product candidate is AB101, an injectable once-weekly basal insulin for type 1 and type 2 diabetes that addresses a $11 billion market where the current standard of care is a once-daily basal insulin injection. For more information visit: www.antriabio.com.

Forward-Looking Statements
This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Noopur Liffick
VP of Corporate Development
(650) 549-4175
investor-relations@antriabio.com

Source: AntriaBio, Inc.